Exhibit 23.1
Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Core Scientific, Inc. on Form S-1 (File No. 332-278676) and Form S-8 (File No. 333-279570) of our report dated February 26, 2025 with respect to our audits of the consolidated financial statements of Core Scientific, Inc. as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, and our report dated February 26, 2025 with respect to our audit of internal control over financial reporting of Core Scientific, Inc. as of December 31, 2024, which reports are included in this Annual Report on Form 10-K of Core Scientific, Inc. for the year ended December 31, 2024.

/s/ Marcum LLP

Marcum LLP
Los Angeles, CA
February 26, 2025